Patrizio & Zhao, LLC

Certified Public Accountants and Consultants

322 Route 46 West

Parsippany, NJ 07054

Member of

Tel:  (973) 882-8810

Fax: (973) 882-0788

Alliance of worldwide accounting firms

www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement (Form S-1) pertaining to the registration of 862,000 shares of common stock of Taxus Pharmaceuticals, Inc., of our report dated June 22, 2012 with respect to the financial statements of Stand Giant International Limited for the years ended December 31, 2011 and 2010 and our report dated June 22, 2012 with respect to the financial statements of Taxus Pharmaceuticals, Inc. for the quarters ended March 31, 2012 and 2011. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/Patrizio & Zhao, LLC

Certified Public Accountants and Consultants

Parsippany, New Jersey

July 3, 2012